EXHIBIT 1.1

FIRST SUPPLEMENTAL INDENTURE

BY AND BETWEEN

AMERICAN EXPRESS COMPANY

AND

U.S. BANK NATIONAL ASSOCIATION

_______________

Dated as of May 21, 2008

TABLE OF CONTENTS

     FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2008, by and between American Express Company, a corporation duly organized and existing under the laws of the State of New York (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Company and the Trustee have previously executed and delivered an Indenture dated as of November 21, 2003 (the “Indenture”);

     WHEREAS, pursuant to the Indenture the Company issued and the Trustee authenticated the Company’s 1.85% convertible senior debentures due 2033 (the “Securities”);

     WHEREAS, Section 8.01 of the Indenture provides that the Company, without the consent of the Holders of the outstanding Securities, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to the extent set forth therein;

     WHEREAS, the Company desires to add certain additional rights for the benefit of the Holders of the Securities;

     WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed;

     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

     (a)      the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision and

     (b)      all capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 2.01 Amendment of Section 1.01(a) of the Indenture. (a) The definition of “Remarketing Purchase Date” in Section 1.01(a) of the Indenture is hereby amended and restated in its entirety by substituting the following therefor:

     “Remarketing Purchase Date” means a date on which the Company is required to purchase Securities pursuant to Section 16.04.

Section 2.02 Amendment of Section 16.03 of the Indenture. (a) Section 16.03(d) of the Indenture is hereby amended and restated in its entirety by substituting the following therefor:

     (d)      A failed remarketing (“Failed Remarketing”) shall be deemed to have occurred if (i) the Company fails to appoint a Remarketing Agent in connection with any Required Remarketing Date, (ii) by 4:00 p.m., New York City time, on any Required Remarketing Date, the Remarketing Agent fails for any reason to conduct a remarketing or the Remarketing Agent is unable to remarket all Securities for which no Notice to Opt Out of Remarketing has been delivered or (iii) at any time prior to delivery of and payment for remarketed Securities, a condition precedent set forth in the Remarketing Agreement shall not have been fulfilled. In the event of a Failed Remarketing, the Company shall issue a press release through Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution regarding such Failed Remarketing and state therein the aggregate Original Principal Amount of Securities that the Company will repurchase as required pursuant to Section 16.04(a) and publish such information on its website on the World Wide Web.

     (b)      Section 16.03(f) of the Indenture is hereby amended and restated in its entirety by substituting the following therefor:

     (f)      Securities in respect of which no Notice to Opt Out of Remarketing has been given by the Holder thereof may not be converted pursuant to Article 11 hereof on or after the Opt Out Date, if a Remarketing Reset Event occurs.

     A Notice to Opt Out of Remarketing may be withdrawn at any time prior to the close of Business on the Opt Out Date by means of a written notice of withdrawal delivered to the office of the Paying Agent specifying:

     (i)      if certificated Securities have been issued, the certificate numbers for Securities in respect of which such notice of withdrawal is being submitted, or if not, such information as required by the Depositary;

     (ii)      the Original Principal Amount, in integral multiples of $1,000, of the Securities with respect to which such notice of withdrawal is being submitted; and

     (iii)      the Original Principal Amount, if any, of such Securities that remain subject to the original Notice to Opt Out of Remarketing.

Section 2.03 Amendment of Section 16.04 of the Indenture. (a) Section 16.04(a) of the Indenture is hereby amended and restated in its entirety by substituting the following therefor:

     (a)      If a Failed Remarketing occurs, each Holder of Securities will have the right to require the Company to purchase for cash all or a portion of its Securities on the applicable Remarketing Reset Date or, if later, the date on which the Failed Remarketing occurs. The Company shall purchase such Securities at a purchase price (the “Remarketing Purchase Price”) equal to 100% of the Accreted Principal Amount (including accrued Contingent Accretion, if any) thereof as of the applicable Remarketing Reset Date, plus accrued and unpaid interest (including Liquidated Damages, if any) to but excluding such Remarketing Reset Date. Each Holder must notify the Paying Agent on or prior to each Remarketing Reset Event Date and any subsequent Remarketing Reset Date of the aggregate Original Principal Amount of Securities it wants the Company to repurchase in the event of a Failed Remarketing. Holders of Securities will be deemed to have exercised their right to require the Company to purchase the aggregate Original Principal Amount of Securities unless they elected not to participate in the applicable remarketing by delivering a Notice to Opt Out of Remarketing pursuant to Section 16.03(a) .

     (b)      Section 16.04(b) of the Indenture is hereby amended and restated in its entirety by substituting the following therefor:

      (b)      If Holders of less than $50 million aggregate Original Principal Amount of Securities tender or are deemed to tender their Securities for remarketing in connection with any Remarketing Reset Date because Holders of all remaining outstanding Securities have elected not to participate in such remarketing, there will not be a remarketing and such Holders who did not deliver the Notice to Opt Out of Remarketing, but only such Holders, will have the right to require the Company to purchase for cash all or a portion of their Securities on such Remarketing Reset Date. Such Holders are deemed to exercise such right with respect to the aggregate Original Principal Amount of Securities for which they did not deliver the Notice to Opt Out of Remarketing. The Company shall purchase such Securities at the Remarketing Purchase Price.

     If a Holder of Securities whose Securities were sold in a remarketing does not receive payment for such Securities by the date and time established by the Remarketing Agent for delivery of and payment for such Securities (with respect to such Holder, a “Failed Settlement”), such Holder will have the right to require the Company to purchase for cash on the date of the Failed Settlement all or a portion of such Securities at the Remarketing Purchase Price. Such Holder shall notify the Company and the Remarketing Agent as promptly as possible of the occurrence of a Failed Settlement, and the Company shall purchase such Securities from such Holder as promptly as possible after the Remarketing Agent confirms the Failed Settlement to the Company.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 3.02 Indenture To Remain in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For the avoidance of doubt, the parties confirm that the amendments evidenced by this First Supplemental Indenture are not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities or (ii) effect a novation, reissuance, or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

Section 3.03 Joint Construction. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this First Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

Section 3.04 Confirmation of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects confirmed and preserved. The Company and the Trustee further covenant, warrant and confirm the Indenture, as supplemented and amended by this First Supplemental Indenture, and all the terms, covenants and conditions thereof, in all respects and agree to perform all of the covenants, terms and conditions to be performed as set forth in the Indenture and the Securities issued pursuant thereto.

Section 3.05 Third-Party Beneficiaries. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

Section 3.06 Successors and Assigns. All agreements of the Company and the Trustee in this First Supplemental Indenture shall bind their respective successors and assigns.

Section 3.07 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not considered to be a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 3.09 Execution in Counterparts. This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.10 Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

AMERICAN EXPRESS COMPANY

By:	/s/ David Yowan
	Name:	David Yowan
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kathryn L. Whitehead
	Name:	Kathryn L. Whitehead
	Title:	Assistant Vice President

[Signature Page to the First Supplemental Indenture]